Exhibit 99.1

October 27, 2016
Dow Reports Third Quarter Results

•	Earnings Per Share of $0.63; Operating Earnings Per Share of $0.91, up 11%

•	Volume Grows 10%, or 6% Excluding Divestitures and Acquisitions, with Gains in all Geographic Areas

•	EBITDA of $2.1 Billion; Operating EBITDA Rises $118 Million to $2.5 Billion

•	EBITDA Margin of 17%; Operating EBITDA Margin Expands to 20%

•	More than $900 Million Returned to Shareholders through Paid Dividends and Share Repurchases

Third Quarter 2016 Highlights

•
Dow reported earnings per share of $0.63, or operating earnings per share of $0.91(1). This compares with earnings per share of $1.09 in the year-ago period, or operating earnings per share of $0.82. Certain Items in the quarter primarily reflected a $0.13 per share charge related to the Dow Corning ownership restructure and a $0.11 per share charge for transactions and productivity actions. Results in the year-ago period reflect a $0.32 per share gain from the Agrofresh divestiture.

•
Sales were $12.5 billion, up 4 percent versus the year-ago period, with gains in all segments except Performance Materials & Chemicals, which declined primarily as a result of the Dow Chlorine Products divestiture.

•
Volume grew 6 percent excluding the impact of divestitures and acquisitions, reflecting broad-based, consumer-driven demand with gains in all geographic areas - Europe, Middle East, Africa and India (EMEAI) (up 9 percent); North America (up 6 percent); Asia Pacific (up 4 percent); and Latin America (up 1 percent). Regional highlights included Europe (up 9 percent), the United States (up 6 percent) and Greater China (up 6 percent).

•
Operating EBITDA(2) rose 5 percent versus the year-ago period to $2.5 billion, with gains in Consumer Solutions, Agricultural Sciences and Infrastructure Solutions. The increases were driven by continued growth in consumer-driven demand, seed sales increases in Latin America, productivity measures and the contribution of Dow Corning’s silicones business. Performance Materials & Chemicals declined mainly due to margin compression.

•
Operating EBITDA margin(3) expanded 25 basis points compared with the year-ago period to 20 percent, primarily reflecting continued actions that further shifted the business mix toward stable and growing consumer-driven end-markets, coupled with ongoing productivity and cost cutting savings.

•	Productivity and cost cutting savings totaled $76 million in the quarter, bringing the year-to-date contribution to $254 million, on track to exceed the 2016 target of $300 million.

•	Dow returned $928 million to shareholders through paid dividends ($512 million) and share repurchases ($416 million).

•
The Company’s strategic investments for growth also achieved several milestones. Dow made significant progress on the integration of Dow Corning’s silicones business, reaching a cost synergy run-rate of more than $200 million - over half way toward the two-year target. The Sadara joint venture in Saudi Arabia also successfully started up its multi-feed cracker and a third polyethylene train, which added to the two polyethylene trains already in operation.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of operating earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table. Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(3)	EBITDA margin is defined as EBITDA as a percentage of reported net sales. Operating EBITDA margin is defined as operating EBITDA as a percentage of reported net sales.
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“We have now achieved four full years - 16 consecutive quarters - of year-over-year operating earnings growth and margin expansion, during which time Dow has also delivered three consecutive years of volume growth. We accomplished all of this in the face of a persistently slow-growth global economic environment.

“These results reflect our resolute focus and action to continue to drive greater resilience and predictability in our business model, our targeted market participation, a strong innovation agenda, a commitment to continuous productivity and self-help actions, and strategic investments that will deliver the next level of earnings and cash flow.

“Our increasingly consumer markets-oriented portfolio was once again on display, with strong results reported in the businesses that serve the packaging, automotive, electronics, construction and agriculture markets. In our newest business addition - Dow Corning’s silicones business - we delivered double-digit earnings growth, while disciplined execution yielded synergies ahead of plan. And finally, we were pleased with the ongoing advancement of our strategic growth investments, most notably the successful startup of the largest unit at our Sadara joint venture and steady progress on our Texas ethylene plant, which is now more than 85 percent complete.”

	Three Months Ended
In millions, except per share amounts	Sep 30, 2016	Sep 30, 2015
Net Sales	$12,483	$12,036
Adjusted Sales(4)	$11,215	$11,360

Net Income Available for Common Stockholders	$719	$1,290
Net Income Available for Common Stockholders, Excluding Certain Items	$1,032	$959

Earnings per Common Share - Diluted	$0.63	$1.09
Operating Earnings per Share	$0.91	$0.82
(4) “Adjusted Sales” is defined as “Net Sales” adjusted for divestitures and acquisitions.

Agricultural Sciences
Agricultural Sciences reported third quarter sales of $1.2 billion, up 6 percent versus the year-ago period. Price and volume each rose 3 percent.
Strong demand conditions in Latin America drove double-digit sales gains in Seeds, with price and volume both rising by double-digits. Corn seeds sales nearly tripled primarily on double-digit volume and price growth in Latin America as the business increased share and met early season demand. Soybean sales nearly tripled as well, reflecting higher price and volume due to early orders for the Latin America planting season.
Crop Protection sales declined modestly due to lower volumes and currency headwinds as gains in Latin America were more than offset by declines in all other geographic areas. Insecticides improved on increased price, while herbicides and fungicides each declined due to lower price and volume, respectively.
EBITDA for the segment decreased to $101 million from $582 million in the year-ago period, which reflected the gain on the AgroFresh divestiture. Operating EBITDA was $102 million, up from a loss of $39 million in the year-ago period. This significant increase was a result of share gains, price improvement, continued self-help actions, the introduction of new technologies, as well as early orders for the Latin America growing season, which more than offset challenging industry fundamentals and low crop commodity prices.
Equity earnings for the segment were $8 million, compared to $2 million in the year-ago period.

Consumer Solutions
Consumer Solutions delivered third quarter sales of $1.6 billion, up from $1.1 billion in the year-ago period, reflecting the full contribution of Consumer Solutions - Silicones.
Volume increased 45 percent, reflecting the addition of Consumer Solutions - Silicones which had robust demand in Asia Pacific, led by demand for automotive applications. Excluding acquisitions, the segment volume grew 3 percent, with gains across all businesses and double-digit growth in Greater China. Dow Automotive Systems continued its trend of growing at a rate faster than the global automotive end-market, driven by a double-digit gain in Asia Pacific and continued adoption of structural adhesives by original equipment manufacturers. Consumer Care expanded its market share on gains in home care market sectors and innovative new products targeting personal hygiene solutions, which more than offset the volume impact of the business’s decision to reduce its participation in lower margin industrial market segments. Dow Electronic Materials grew its volume above leading industry indicators on new business wins and share gains for semiconductor, interconnect and display technologies in smartphones.
EBITDA for the segment was a third quarter record of $375 million. Operating EBITDA rose to an all-time quarterly record of $492 million, up significantly from $289 million in the year-ago period. The increase in operating EBITDA reflects the contribution from Consumer Solutions - Silicones, new commercial wins, and market share gains.
Equity earnings for the segment were $9 million, compared to $14 million in the year-ago period.

Infrastructure Solutions
Infrastructure Solutions reported third quarter sales of $2.5 billion, up from $1.9 billion in the year-ago period, reflecting the addition of Infrastructure Solutions - Silicones, which more than offset lower pricing in all businesses.
Volume increased 38 percent, reflecting the addition of Infrastructure Solutions - Silicones which saw strong demand for building and construction applications. Excluding acquisitions, the segment volume declined 3 percent. Dow Building & Construction delivered volume growth on demand for acrylic-based construction chemicals and continued adoption of BLUEDGE™ polymeric flame retardant technology. Energy & Water Solutions reported volume declines due to soft demand for reverse osmosis membranes used in industrial water applications and continued weakness in the energy sector. Dow Coating Materials achieved a volume increase, led by strong growth in Asia Pacific and gains in both the architectural and industrial market sectors. Performance Monomers reported a volume decline, as double-digit demand growth in vinyl acetate monomer was more than offset by the business’s ongoing strategy to reduce its merchant acrylic monomer exposure.
EBITDA for the segment was $285 million versus $325 million in the year-ago period. Operating EBITDA was $379 million, up from $325 million in the year-ago period. The contribution of Infrastructure Solutions - Silicones more than offset soft demand in Energy & Water Solutions.
Equity earnings for the segment were $25 million, flat versus the year-ago period.

Performance Materials & Chemicals
Performance Materials & Chemicals reported third quarter sales of $2.4 billion, down from $3.1 billion in the year-ago period, reflecting the impact of the split-off of Dow Chlorine Products and pricing declines in all businesses.
Volume was down 16 percent, reflecting the impact of the Dow Chlorine Products transaction. Excluding divestitures, volume increased 4 percent as double-digit gains in EMEAI and Asia Pacific more than offset a decline in the Americas. Polyurethanes volume growth was led by a double-digit increase in demand for downstream, higher-margin systems applications, particularly for use in thermal efficiency solutions. Industrial Solutions volume rose across all geographies, except Latin America which remained flat, led by growth in oxygenated solvents and demand for heat transfer fluids into solar applications. Chlor-Alkali and Vinyl volume was flat as planned turnarounds in several facilities offset market demand improvement in EMEAI for vinyl chloride monomer and caustic soda.

EBITDA was $322 million, down from $540 million in the same period last year, primarily driven by pricing pressures that resulted in margin compression, reduced earnings due to prior-period divestitures and the impact of lower equity earnings.
Equity losses for the segment were $6 million, down from equity earnings of $54 million in the same quarter last year. More than half of the year-over-year decline was due to higher Sadara start-up costs, while the remainder was driven by reduced earnings from the Kuwait joint ventures due to lower monoethylene glycol prices and the change in ownership of the MEGlobal joint venture.

Performance Plastics
Performance Plastics reported third quarter sales of $4.70 billion, up from $4.67 billion in the year-ago period, as volume gains in all businesses more than offset price declines in all businesses.
The segment reported volume growth of 10 percent. Excluding the impact of divestitures, volume grew 11 percent, with gains across all businesses. Dow Packaging and Specialty Plastics achieved a third quarter record sales volume on continued manufacturing excellence that met robust demand conditions, highlighted by double-digit growth in developed geographies. Dow Elastomers also achieved a third quarter record sales volume, led by strong demand for automotive plastic components due to increasing global consumer preference for larger vehicles that incorporate more Dow content. Dow Electrical and Telecommunications grew volume, led by double-digit growth in the Americas on power cable installations and continued demand for fiber optics. The Hydrocarbons and Energy businesses reported volume gains.
EBITDA for the segment was $1.25 billion, down from $1.35 billion in the year-ago period. Robust consumer-driven demand conditions in packaging, transportation and infrastructure market sectors was more than offset by lower margins in Europe and higher costs due to planned turnaround activity.
Equity earnings for the segment were $39 million, a decline from $50 million in the same quarter last year, primarily due to Sadara start-up costs, which were partially offset by gains at the SCG-Dow group.

Outlook

Commenting on the Company’s outlook, Liveris said:
“We see steady growth in North America and Europe continuing, with Dow’s new innovations and products outpacing the market. The strength of the consumer and emphasis on growth in Southeast Asia and second-tier cities in China continue to drive our results in Asia Pacific. Latin America is showing strength in the Andean economies and Mexico, and Brazil is beginning to recover from a low base.
“Consumer-led demand remains a notable bright spot, and we expect continued robust growth fundamentals in our core markets of packaging, automotive and construction, adjusting for traditional end-of-year seasonality. Our competitive advantages in these attractive, high-growth markets continue to be further enhanced by the growth synergies inherent in our Dow Corning integration.
“Going forward, our team remains relentlessly focused on our priorities - delivering the operating and financial plan through disciplined execution on margin and volume management, self-help and cost cutting; accelerating earnings growth and value creation through the continued integration of Dow Corning; and successfully closing the DowDuPont transaction. Our four-year streak of year-over-year operating earnings growth and margin expansion fuels our excitement about the future and confidence in our path toward the intended creation of three focused, industry-leading companies that will further maximize shareholder value.”

Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,000 people worldwide. The Company’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. On June 1, 2016, Dow became the 100 percent owner of Dow Corning Corporation’s silicones business, a global company with sales of greater than $4.5 billion in 2015, 25 manufacturing sites in 9 countries and approximately 10,000 employees worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

###

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Net Sales	$12,483	$12,036	$35,138	$37,316
Cost of sales (Note B)	9,841	9,349	27,067	29,030
Research and development expenses	399	382	1,159	1,194
Selling, general and administrative expenses (Note C)	864	689	2,393	2,214
Amortization of intangibles	162	105	387	316
Restructuring charges (Note D)	—	—	452	375
Equity in earnings of nonconsolidated affiliates (Note E)	70	135	191	575
Sundry income (expense) - net (Note F)	(4)	632	1,305	1,680
Interest income	26	18	64	46
Interest expense and amortization of debt discount	220	233	629	706
Income Before Income Taxes	1,089	2,063	4,611	5,782
Provision for income taxes (Note G)	271	627	291	1,630
Net Income	818	1,436	4,320	4,152
Net income attributable to noncontrolling interests	14	61	54	79
Net Income Attributable to The Dow Chemical Company	804	1,375	4,266	4,073
Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$719	$1,290	$4,011	$3,818

Per Common Share Data:
Earnings per common share - basic	$0.64	$1.12	$3.60	$3.33
Earnings per common share - diluted (Note H)	$0.63	$1.09	$3.48	$3.24

Dividends declared per share of common stock	$0.46	$0.42	$1.38	$1.26
Weighted-average common shares outstanding - basic	1,112.4	1,141.3	1,108.8	1,138.4
Weighted-average common shares outstanding - diluted (Note H)	1,127.4	1,250.6	1,220.4	1,248.9

Depreciation	$573	$494	$1,540	$1,463
Capital Expenditures	$1,060	$916	$2,877	$2,817
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the third quarter of 2016, the Company recognized a pretax loss of $212 million associated with the fair value step-up in inventories assumed in the Dow Corning Corporation ("Dow Corning") ownership restructure ($105 million in the second quarter of 2016) and pretax charges of $28 million for costs associated with transactions and productivity actions ($34 million in the second quarter of 2016 and $23 million in the first quarter of 2016). In the third quarter of 2015, the Company recognized pretax charges of $6 million for costs associated with transactions and productivity actions. In the second quarter of 2015, the Company recognized a pretax loss of $12 million associated with the fair value step-up in inventories assumed in the Univation Technologies, LLC ("Univation") step acquisition.

Note C: In the third quarter of 2016, the Company recognized pretax charges of $135 million for costs associated with transactions and productivity actions ($73 million in the second quarter of 2016 and $42 million in the first quarter of 2016). In the third quarter of 2015, the Company recognized pretax charges of $10 million for costs associated with transactions and productivity actions ($6 million in the second quarter of 2015).

Note D: On June 27, 2016, the Board of Directors of the Company approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. These actions are expected to be completed during the next two years. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges, asset write-downs and write-offs, and costs associated with exit and disposal activities.

On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015, which included asset write-downs and write-offs, severance charges and costs associated with exit and disposal activities.

In the second quarter of 2016, the Company recorded a pretax charge of $5 million related to adjustments to the Company's 2Q15 restructuring program.

Note E: In the second quarter of 2016, the Company recognized a loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning.

Note F: In the third quarter of 2016, the Company recognized a pretax charge of $33 million for a retained litigation matter related to the chlorine value chain, which was split-off from the Company on October 5, 2015. In the second quarter of 2016, the Company recognized a pretax gain of $2,445 million on the Dow Corning ownership restructure and a pretax gain of $6 million related to post-closing adjustments on the split-off of the chlorine value chain. In the first quarter of 2016, the Company recognized a pretax loss of $1,235 million related to the settlement of the urethane matters class action lawsuit and opt-out cases.

In the third quarter of 2015, the Company recognized a pretax gain of $621 million related to the divestiture of the AgroFresh business and pretax charges of $35 million for costs associated with transactions and productivity actions ($43 million in the second quarter of 2015 and $26 million in the first quarter of 2015). In the second quarter of 2015, the Company recognized a pretax gain of $361 million related to the Univation step acquisition. In the first quarter of 2015, the Company recognized a pretax gain of $670 million related to the divestiture of ANGUS Chemical Company ("ANGUS") and a pretax gain of $18 million related to the divestiture of the Sodium Borohydride business.

Note G: In the second quarter of 2016, the Company recognized a tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

Note H: "Earnings per common share - diluted" for the three-month period ended September 30, 2015 and nine-month periods ended September 30, 2016 and September 30, 2015, assumes the conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock due to the net income reported for these periods, which include the after-tax gain on the Dow Corning ownership restructure, the after-tax gain on the divestitures of AgroFresh and ANGUS and the after-tax gain on the Univation step acquisition. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three-month period ended September 30, 2015 and nine-month periods ended September 30, 2016 and September 30, 2015. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sep 30, 2016	Dec 31, 2015
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2016: $135; 2015: $158)	$7,032	$8,577
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2016: $114; 2015: $94)	4,746	4,078
Other	4,362	3,768
Inventories	8,013	6,871
Other current assets	625	647
Total current assets	24,778	23,941
Investments
Investment in nonconsolidated affiliates	3,566	3,958
Other investments (investments carried at fair value - 2016: $2,011; 2015: $1,866)	2,995	2,923
Noncurrent receivables	991	765
Total investments	7,552	7,646
Property
Property	57,499	50,802
Less accumulated depreciation	34,188	32,948
Net property (variable interest entities restricted - 2016: $1,026; 2015: $1,717)	23,311	17,854
Other Assets
Goodwill	15,491	12,154
Other intangible assets (net of accumulated amortization - 2016: $4,195; 2015: $3,770)	6,326	3,617
Deferred income tax assets	2,483	2,140
Asbestos-related insurance receivables - noncurrent	36	51
Deferred charges and other assets	647	535
Total other assets	24,983	18,497
Total Assets	$80,624	$67,938
Liabilities and Equity
Current Liabilities
Notes payable	$236	$454
Long-term debt due within one year	633	541
Accounts payable:
Trade	4,674	3,577
Other	2,503	2,287
Income taxes payable	480	452
Dividends payable	595	592
Accrued and other current liabilities	3,534	3,212
Total current liabilities	12,655	11,115
Long-Term Debt (variable interest entities nonrecourse - 2016: $395; 2015: $487)	20,423	16,215
Other Noncurrent Liabilities
Deferred income tax liabilities	1,027	587
Pension and other postretirement benefits - noncurrent	9,839	9,119
Asbestos-related liabilities - noncurrent	348	387
Other noncurrent obligations	5,983	4,332
Total other noncurrent liabilities	17,197	14,425
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,916	4,936
Retained earnings	30,884	28,425
Accumulated other comprehensive loss	(7,681)	(8,667)
Unearned ESOP shares	(226)	(272)
Treasury stock at cost	(5,965)	(6,155)
The Dow Chemical Company’s stockholders’ equity	29,035	25,374
Non-redeemable noncontrolling interests	1,314	809
Total equity	30,349	26,183
Total Liabilities and Equity	$80,624	$67,938
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Sales by operating segment
Agricultural Sciences	$1,235	$1,167	$4,458	$4,778
Consumer Solutions	1,575	1,108	3,894	3,327
Infrastructure Solutions	2,534	1,900	6,213	5,689
Performance Materials & Chemicals	2,367	3,142	6,812	9,592
Performance Plastics	4,702	4,665	13,561	13,740
Corporate	70	54	200	190
Total	$12,483	$12,036	$35,138	$37,316
EBITDA (1) by operating segment
Agricultural Sciences	$101	$582	$732	$1,246
Consumer Solutions	375	289	2,260	744
Infrastructure Solutions	285	325	1,968	860
Performance Materials & Chemicals	322	540	(277)	2,335
Performance Plastics	1,251	1,349	3,479	3,837
Corporate	(271)	(162)	(919)	(659)
Total	$2,063	$2,923	$7,243	$8,363
Certain items (increasing) decreasing EBITDA by operating segment (2)
Agricultural Sciences	$(1)	$621	$(5)	$607
Consumer Solutions	(117)	—	1,117	(67)
Infrastructure Solutions	(94)	—	864	(27)
Performance Materials & Chemicals	—	—	(1,229)	688
Performance Plastics	—	—	(10)	337
Corporate	(196)	(51)	(682)	(381)
Total	$(408)	$570	$55	$1,157
EBITDA excluding certain items by operating segment
Agricultural Sciences	$102	$(39)	$737	$639
Consumer Solutions	492	289	1,143	811
Infrastructure Solutions	379	325	1,104	887
Performance Materials & Chemicals	322	540	952	1,647
Performance Plastics	1,251	1,349	3,489	3,500
Corporate	(75)	(111)	(237)	(278)
Total	$2,471	$2,353	$7,188	$7,206
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$8	$2	$4	$2
Consumer Solutions	9	14	47	53
Infrastructure Solutions	25	25	121	136
Performance Materials & Chemicals	(6)	54	(49)	231
Performance Plastics	39	50	83	174
Corporate	(5)	(10)	(15)	(21)
Total	$70	$135	$191	$575

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
EBITDA	$2,063	$2,923	$7,243	$8,363
- Depreciation and amortization	780	645	2,067	1,921
+ Interest income	26	18	64	46
- Interest expense and amortization of debt discount	220	233	629	706
Income Before Income Taxes	$1,089	$2,063	$4,611	$5,782
- Provision for income taxes	271	627	291	1,630
- Net income attributable to noncontrolling interests	14	61	54	79
- Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$719	$1,290	$4,011	$3,818

(2)	See Supplemental Information for a description of certain items affecting results in 2016 and 2015.

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
North America	$4,567	$4,353	$13,366	$14,181
Europe, Middle East, Africa and India	3,733	3,811	10,987	11,871
Asia Pacific	2,421	2,065	6,365	6,291
Latin America	1,762	1,807	4,420	4,973
Total	$12,483	$12,036	$35,138	$37,316

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	Sep 30, 2016			Sep 30, 2016
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	3%	3%	6%	(5)%	(1)%	(6)%
Consumer Solutions	45	(3)	42	21	(4)	17
Infrastructure Solutions	38	(5)	33	16	(7)	9
Performance Materials & Chemicals	(16)	(9)	(25)	(18)	(11)	(29)
Performance Plastics	10	(9)	1	11	(12)	(1)
Total	10%	(6)%	4%	3%	(9)%	(6)%
North America	10%	(5)%	5%	4%	(10)%	(6)%
Europe, Middle East, Africa and India	9	(11)	(2)	2	(9)	(7)
Asia Pacific	22	(5)	17	9	(8)	1
Latin America	1	(3)	(2)	(2)	(9)	(11)
Developed geographies	9%	(7)%	2%	2%	(9)%	(7)%
Emerging geographies (1)	12	(6)	6	5	(9)	(4)

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2)

	Three Months Ended			Nine Months Ended
	Sep 30, 2016			Sep 30, 2016
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	3%	3%	6%	(4)%	(1)%	(5)%
Consumer Solutions	3	(3)	—	2	(4)	(2)
Infrastructure Solutions	(3)	(5)	(8)	(2)	(8)	(10)
Performance Materials & Chemicals	4	(11)	(7)	2	(14)	(12)
Performance Plastics	11	(9)	2	13	(13)	—
Total	6%	(7)%	(1)%	5%	(10)%	(5)%
North America	6%	(5)%	1%	5%	(10)%	(5)%
Europe, Middle East, Africa and India	9	(12)	(3)	6	(10)	(4)
Asia Pacific	4	(5)	(1)	4	(8)	(4)
Latin America	1	(4)	(3)	1	(10)	(9)
Developed geographies	6%	(7)%	(1)%	5%	(10)%	(5)%
Emerging geographies (1)	5	(6)	(1)	4	(9)	(5)

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)
Excludes prior period sales of recent divestitures including the chlorine value chain, divested on October 5, 2015 (primarily Performance Materials & Chemicals and Performance Plastics), the AgroFresh business, divested on July 31, 2015 (Agricultural Sciences), ANGUS Chemical Company, divested on February 2, 2015 (Performance Materials & Chemicals) and the global Sodium Borohydride business, divested on January 30, 2015 (Performance Materials & Chemicals). Also excludes current period sales related to the ownership restructure of Dow Corning announced on June 1, 2016 (Consumer Solutions and Infrastructure Solutions) and sales from January 1, 2016 through April 30, 2016 for the step acquisition of Univation Technologies, LLC, acquired on May 5, 2015 (Performance Plastics).

Supplemental Information
Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three- and nine-month periods ended September 30, 2016 and September 30, 2015:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Reported U.S. GAAP Amounts (5) (6)			$719	$1,290	$0.63	$1.09
- Certain items:
Impact of Dow Corning ownership restructure	$(212)	$—	(144)	—	(0.13)	—
Gain on divestiture of AgroFresh business	—	621	—	366	—	0.32
Obligation related to the split-off of the chlorine value chain	(33)	—	(40)	—	(0.04)	—
Costs associated with transactions and productivity actions	(163)	(51)	(129)	(35)	(0.11)	(0.03)
Total certain items	$(408)	$570	$(313)	$331	$(0.28)	$0.29
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					N/A	$0.02
= Operating Results (Non-GAAP)			$1,032	$959	$0.91	$0.82

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Reported U.S. GAAP Amounts (5) (6)			$4,011	$3,818	$3.48	$3.24
- Certain items:
2Q16 Restructuring charges	$(449)	$—	(305)	—	(0.27)	—
2Q15 Restructuring charges	(5)	(375)	(3)	(246)	—	(0.21)
Impact of Dow Corning ownership restructure	2,106	—	2,350	—	2.07	—
Gain on divestiture of AgroFresh business	—	621	—	366	—	0.32
Obligation related to the split-off of the chlorine value chain	(33)	—	(40)	—	(0.04)	—
Urethane matters legal settlements	(1,235)	—	(778)	—	(0.70)	—
Univation step acquisition	—	349	—	351	—	0.30
Gain adjustment on split-off of the chlorine value chain	6	—	6	—	0.01	—
Gain on divestiture of ANGUS Chemical Co	—	670	—	451	—	0.39
Divestiture of Sodium Borohydride business	—	18	—	(9)	—	(0.01)
Costs associated with transactions and productivity actions	(335)	(126)	(262)	(92)	(0.23)	(0.08)
Uncertain tax position adjustment	—	—	(57)	—	(0.05)	—
Total certain items	$55	$1,157	$911	$821	$0.79	$0.71
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					$0.07	$0.05
= Operating Results (Non-GAAP)			$3,100	$2,997	$2.76	$2.58

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the three-month period ended September 30, 2015 and nine-month periods ended September 30, 2016 and September 30, 2015, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three-month period ended September 30, 2015 and nine-month periods ended September 30, 2016 and September 30, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the three-month period ended September 30, 2015 and nine-month periods ended September 30, 2016 and September 30, 2015, as it excludes quarterly preferred dividends of $85 million.

The following table presents diluted share counts for the three- and nine-month periods ended September 30, 2016 and September 30, 2015, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2016	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
Share count - diluted, excluding assumed preferred stock conversion to common shares	1,127.4	1,153.8	1,123.6	1,152.1
Potential common shares from assumed conversion of preferred stock, included in reported U.S. GAAP EPS calculation	N/A	96.8	96.8	96.8
Share count - diluted, including assumed preferred stock conversion to common shares	1,127.4	1,250.6	1,220.4	1,248.9

Results in the third quarter of 2016 were impacted by the following items:

•
Pretax loss of $212 million for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the Dow Corning ownership restructure, reflected in Consumer Solutions ($117 million) and Infrastructure Solutions ($95 million).

•
Pretax charge of $33 million (after-tax loss of $40 million) for a retained litigation matter related to the chlorine value chain, which was split-off from the Company on October 5, 2015. The pretax charge was included in “Sundry income (expense) - net” in the consolidated statements of income and reflected in Corporate.

•
Pretax charges of $163 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E.I. du Pont de Nemours and Company, costs associated with the ownership restructure of Dow Corning, implementation costs associated with the Company's restructuring programs and other productivity actions (collectively, "Costs associated with transactions and productivity actions"). The charges are included in "Cost of sales" ($28 million) and "Selling, general and administrative expenses" ($135 million) in the consolidated statements of income and reflected in Corporate.

Results in the third quarter of 2015 were impacted by the following items:

•
Pretax gain of $621 million related to the divestiture of the AgroFresh business, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences.

•
Pretax charges of $51 million for costs associated with transactions and productivity actions, including the separation of a significant portion of the Company’s chlorine value chain, implementation costs associated with the Company's 2Q15 restructuring program and other productivity actions. These charges are included in "Cost of sales" ($6 million), "Selling, general and administrative expenses" ($10 million) and "Sundry income (expense) - net" ($35 million) in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the third quarter of 2016, results for the nine-month period ended September 30, 2016 were also impacted by the following items:

•
Pretax restructuring charges of $449 million. On June 27, 2016, the Board of Directors of the Company approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. These actions are expected to be completed during the next two years. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges of $268 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's operating segments as follows: Consumer Solutions ($28 million), Infrastructure Solutions ($97 million), Performance Plastics ($10 million) and Corporate ($314 million).

•
Pretax charge of $5 million related to adjustments to the Company's 2Q15 restructuring program, included in "Restructuring charges" in the consolidated statements of income and reflected in Agricultural Sciences ($4 million) and Consumer Solutions ($1 million).

•
Pretax gain of $2,318 million (after-tax gain of $2,494 million) related to the ownership restructure of Dow Corning, previously a 50:50 joint venture. The pretax gain included a $2,445 million gain (after-tax gain of $2,586 million) on the ownership restructure, included in "Sundry income (expense) - net" and reflected in Consumer Solutions ($1,301 million) and Infrastructure Solutions ($1,144 million); a pretax loss of $105 million for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the Dow Corning ownership restructure, reflected in Consumer Solutions ($30 million) and Infrastructure Solutions ($75 million); and a loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning, included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Consumer Solutions ($8 million) and Infrastructure Solutions ($14 million).

•
Pretax loss of $1,235 million related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation. The pretax loss is included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
A pretax gain of $6 million (after-tax gain of $6 million) related to post-closing adjustments on the split-off of the Company's chlorine value chain, included in "Sundry income (expense) - net" and reflected in Performance Materials & Chemicals.

•
Pretax charges of $172 million for costs associated with transactions and productivity actions, included in "Cost of sales" ($57 million) and "Selling, general and administrative expenses" ($115 million) in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

In addition to the items described above for the third quarter of 2015, results for the nine-month period ended September 30, 2015 were also impacted by the following items:

•
Pretax restructuring charges of $375 million. On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result of these actions, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015 consisting of costs associated with exit or disposal activities of $10 million, severance costs of $196 million and asset write-downs and write-offs of $169 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: Agricultural Sciences ($14 million), Consumer Solutions ($67 million), Infrastructure Solutions ($27 million), Performance Plastics ($12 million) and Corporate ($255 million).

•
Pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation, previously a 50:50 joint venture. The gain, which is reflected in Performance Plastics, included a $361 million pretax gain on the step acquisition (after-tax gain of $359 million), included in "Sundry income (expense) - net" in the consolidated statements of income, and a pretax loss of $12 million (after-tax loss of $8 million) for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the step acquisition.

•
Pretax gain of $670 million on the February 2, 2015, divestiture of ANGUS Chemical Company, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax gain of $18 million (after-tax loss of $9 million) on the January 30, 2015, divestiture of the Sodium Borohydride business. The pretax gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $75 million for costs associated with transactions and productivity actions. These charges are included in "Selling, general and administrative expenses" ($6 million) and "Sundry income (expense) - net" ($69 million) in the consolidated statements of income and reflected in Corporate.